PAYMENT DEFERRAL AGREEMENT
(O&M Agreement)
This PAYMENT DEFERRAL AGREEMENT (this “Agreement”), dated as of March 27, 2014, is by and between Cheniere Energy Investments, LLC, a Delaware limited liability company (“CEILLC”) and Cheniere LNG O&M Services, LLC, a Delaware limited liability company (“O&M Services”).
RECITALS
A.    O&M Services and CEILLC (as successor-in-interest to Cheniere Energy Partners GP, LLC) have entered into an Amended and Restated Services and Secondment Agreement, dated August 8, 2012 (the “Secondment Agreement”), pursuant to which O&M Services provides CEILLC with the personnel and other resources necessary for CEILLC to meet its obligations under the Amended and Restated Operation and Maintenance Agreement (Sabine Pass LNG Facilities), dated August 9, 2012, among Sabine Pass LNG, L.P. (“SPLNG”), O&M Services and CEILLC (as successor-in-interest to Cheniere Energy Partners GP, LLC (the “O&M Agreement”).
B.    Pursuant to the Secondment Agreement, the CEILLC is required to remit to O&M Services the payments received by CEILLC under the O&M Agreement, which payments include, among other things, the value of the non-cash compensation earned by personnel providing services to SPLNG pursuant to the O&M Agreement (the “Non-Cash Compensation Reimbursement Obligations”).
C.    CEILLC and O&M Services now desire to defer the payment of the Non-Cash Compensation Reimbursement Obligations as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.
1.Certain Definitions. When used in this Agreement, the following terms shall have the following meanings:
“BG SPA” means that certain Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between Sabine Pass Liquefaction, LLC and BG Gulf Coast LNG, LLC, as the same may be amended, restated or otherwise modified from time to time.
“Business Day” has the meaning set forth in the BG SPA.
“DFCD” has the meaning set forth in the BG SPA.
2.Payment Deferral. CEILLC and O&M Services hereby agree that no payments shall be due from CEILLC to O&M Services with respect to the Non-Cash Compensation Reimbursement Obligations until the last Business Day of the first full calendar quarter following the calendar quarter in which Train 1 DFCD occurs.

3.Further Assurances. Each party hereto will, from time to time, execute and deliver to the other party all such other and further instruments and documents and take or cause to be taken all such other and further action as any other party may reasonably request in order to effect and confirm the transactions contemplated by this Agreement.
4.Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas (excluding any conflicts of law principles).
5.Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
6.Headings. The headings in this Agreement are for purposes of reference only and do not affect the meaning of this Agreement.
7.Counterparts. The parties hereto agree that this Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures begin on the following page]

EXECUTED to be effective as of the date first written above.

CHENIERE ENERGY INVESTMENTS, LLC

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE LNG O&M SERVICES, LLC

By:
Name:	Michael J. Wortley
Title:	Chief Financial Officer

Signature Page to Payment Deferral Agreement